EXHIBIT 23.3

Harper & Associates, Inc.
CONSULTANTS AT OIL AND GAS TECHNOLOGY
SUITE 905
307 WEST SEVENTH STREET
FORT WORTH, TEXAS 76102

G. MICHAEL HARPER PRESIDENT www.harper-associates.com	(817) 332-4552 (FAX) (817) 332-4550 Michael@harper-associates.com
CONSENT OF HARPER AND ASSOCIATES, INC.
     As independent petroleum engineers, we hereby consent to (i) the references to our firm in this Registration Statement on Form S-1 (including any amendments thereto, collectively, the “Form S-1”) and in the notes to the financial statements included in the Form S-1 and (ii) the references to the information contained in our reports dated October 25, 2005 and effective as of December 31, 2001, December 31, 2002, December 31, 2003, and December 31, 2004
     We further consent to the reference to our firm as experts in the Form S-1, including the prospectus included therein.

HARPER & ASSOCIATES INC.

By:
G. M. Harper President

Fort Worth, Texas February 10, 2006